Exhibit 99.1

NEWS RELEASE

Summit Hotel Properties Announces Acquisition of 27-Hotel Portfolio from NewcrestImage

High-quality, Well-Located Hotels Complement Existing Portfolio

Acquisition Significantly Expands Company’s Presence in High-Growth Sun Belt Markets

Accretive to Earnings and Leverage-Neutral to Balance Sheet

Austin, Texas, November 3, 2021 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company” or “Summit”) today announced that it has entered into a definitive contribution and purchase agreement to acquire a 27-hotel portfolio totaling 3,709 guestrooms, two parking structures and various financial incentives through its existing joint venture with GIC for total consideration of $822 million (the “Transaction”) from affiliates of NewcrestImage.  The total consideration for the Transaction is comprised of $776.5 million, or $209,000 per key, for the 27-hotel portfolio, $24.8 million for the two parking structures and $20.7 million for the various financial incentives.

“We are thrilled to announce this transformational investment opportunity for the acquisition of 27 hotels that are complementary to our existing portfolio of high-quality, well-located assets and significantly expands our presence in high-growth Sun Belt markets. We have creatively structured the transaction with the issuance of both common and preferred operating partnership units and continued our partnership with GIC, which will preserve nearly all our existing liquidity of approximately $450 million.  We expect the transaction to be immediately accretive to earnings and leverage-neutral to our balance sheet leaving us ample investment capacity to continue to grow our portfolio,” said Jonathan P. Stanner, the Company’s President and Chief Executive Officer “The announcement reinforces our optimism about the outlook for our business and validates our unique ability to source and pursue a broad range of capital alternatives and external growth opportunities given our strong liquidity profile, well-positioned balance sheet, and overall resilient portfolio,” continued Mr. Stanner.

“We at NewcrestImage are extremely honored and proud to craft this transaction with the outstanding team at Summit Hotel Properties. NewcrestImage has assembled a collection of high-quality distinctive Marriott, Hilton, Hyatt, and IHG hotel properties throughout the Sun Belt region, which will be a great addition to Summit’s portfolio. As we will become one of Summit’s largest shareholders, we have confidence in Summit as one of the industry’s leading owners with a highly regarded public platform. We believe the two portfolios create an excellent combination of hotels that have tremendous growth potential and are well-positioned to create long-term shareholder value as the lodging recovery continues,” said Mehul Patel, Managing Partner and Chief Executive Officer of NewcrestImage.

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Portfolio Asset Listing

PROPERTY NAME	MSA	STATE	KEYS / SPACES	YEAR BUILT
AC Hotel by Marriott Houston Downtown	Houston	TX	195	2019
AC Hotel by Marriott Oklahoma City Bricktown	Oklahoma City	OK	142	2017
AC Hotel by Marriott Dallas Downtown	Dallas	TX	128	2017
Residence Inn by Marriott Dallas Downtown	Dallas	TX	121	2017
AC Hotel by Marriott Frisco Station	Dallas	TX	150	2019
Residence Inn by Marriott Frisco Station	Dallas	TX	150	2019
Canopy by Hilton Frisco Station	Dallas	TX	150	2020
Canopy by Hilton New Orleans (1)	New Orleans	LA	176	2021
Courtyard by Marriott Amarillo Downtown	Amarillo	TX	107	2010
Courtyard by Marriott Grapevine	Dallas	TX	181	2013
TownePlace Suites by Marriott Grapevine	Dallas	TX	120	2013
Embassy Suites by Hilton Amarillo Downtown	Amarillo	TX	226	2017
Hampton Inn & Suites by Hilton Dallas Downtown	Dallas	TX	176	2016
Hilton Garden Inn by Hilton College Station	Bryan-College Stn	TX	119	2013
Hilton Garden Inn by Hilton Longview	Longview	TX	122	2015
Hilton Garden Inn by Hilton Grapevine	Dallas	TX	152	2021
Holiday Inn Express & Suites Grapevine	Dallas	TX	95	2000
Holiday Inn Express & Suites Oklahoma City Bricktown	Oklahoma City	OK	124	2015
Homewood Suites by Hilton Midland	Midland-Odessa	TX	118	2014
Hyatt Place Dallas Grapevine	Dallas	TX	125	2000
Hyatt Place Dallas Plano	Dallas	TX	127	1998
Hyatt Place Lubbock	Lubbock	TX	125	2016
Hyatt Place Oklahoma City Bricktown	Oklahoma City	OK	134	2018
Residence Inn by Marriott Tyler	Tyler	TX	119	2014
SpringHill Suites by Marriott Dallas Downtown	Dallas	TX	148	1997
SpringHill Suites by Marriott New Orleans	New Orleans	LA	74	2018
TownePlace Suites by Marriott New Orleans	New Orleans	LA	105	2018
Total Hotel Portfolio			3,709

Dallas Parking Structure	Dallas	TX	335	2019
Frisco Parking Structure	Dallas	TX	667	2019
Total Parking			1,002

Total NCI Portfolio			3,709 / 1,002

(1)  Canopy by Hilton New Orleans is still under construction and expected to open in late Q4 2021 or early Q1 2022.

TRANSACTION VALUE COMPONENTS ($000s)		VALUE	PER KEY
Hotel Portfolio	27 Hotels / 3,709 Guestrooms	$776,500	$209
Parking Structures	2 Structures / 1,002 Parking Spaces	24,800	-
Subtotal		$801,300
Financial Incentives (1)		20,700	-
Total		$822,000

(1) The value of the financial incentives reflects the net present value of the future expected cash flows.

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Strategic Rationale for the Acquisition

Newer Assets Complement Company’s Existing Portfolio and Minimizes Near-Term Capital Expenditures:

The newer vintage hotels and premium Marriott, Hilton, Hyatt and IHG brand affiliations are highly complementary to the Company’s existing portfolio of well-located hotels with efficient operating models. Six of the hotels in the portfolio, comprising approximately one-third of the total portfolio valuation, opened in 2019 or later providing significant organic growth opportunities. The average effective age of the acquisition portfolio is only 3.8 years and over 70% of the guestrooms were developed since 2015 which will minimize near-term capital expenditure needs.

Acquisition Expands Presence in High-Growth Sun Belt Markets:

The Transaction significantly expands the Company’s exposure to high-growth Sun Belt markets characterized by robust population and job growth. From 2010 to 2020, population growth of the U.S. Sun Belt was 11.2%, significantly exceeding the 4.4% population growth in the rest of the U.S. Approximately 50% of the acquisition portfolio is located in four distinct submarkets of the greater Dallas / Fort Worth MSA which led the nation in job growth three straight years (2016-2019), was named the No. 2 investment market in the United States for 2021 by CBRE’s 2021 Americas Investor Intentions Survey and continues to be a national leader in population growth adding over 300 new residents per day in 2020.

Attractive Basis and Discount to Estimated Replacement Cost

The hotel portfolio acquisition cost of approximately $209,000 per key represents a significant discount to current replacement cost and is attractive relative to recent similar high-quality, comparable hotel sales. The acquisition is expected to generate a stabilized net operating income yield of 8.0%-8.5% after underwritten capital expenditures and prior to the consideration of incremental ongoing asset and capital management fees earned by the Company on behalf of the joint venture. The Transaction is expected to be immediately accretive to Adjusted FFO per share.

Operational Enhancement Opportunities

There are numerous revenue and expense operational enhancement opportunities through the integration of the portfolio into Company’s sophisticated revenue and asset management functions, including significant complexing opportunities in markets where the Company will own asset clusters such as Dallas / Fort Worth, New Orleans and Oklahoma City. The Company expects to enter into management agreements with Aimbridge Hospitality for all 27 hotels.

Increased Scale of the Company and Joint Venture with GIC

The Transaction would increase the Company’s total room count by nearly 35% to over 15,000 keys across 100 hotels in 42 markets across the country. Through the issuance of common operating partnership units, the Company’s equity capitalization will increase by approximately 15% and the Company’s total enterprise value will increase by approximately 20%. Upon completion of the Transaction, the Company’s joint venture with GIC will have invested approximately $1.3 billion of capital.

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Leverage Neutral Transaction While Preserving the Company’s Existing $450 Million of Liquidity and Extending Debt Maturity Ladder

The Transaction is expected to be leverage neutral, and through the issuance of common and preferred operating partnership units, the Company will preserve nearly all its current liquidity of approximately $450 million. Additionally, the Company has obtained a financing commitment for $410 million to fund a portion of the Transaction, which will extend its average duration to maturity with attractive terms.

Capital Structure and Financing

The Company expects to fund its 51% equity contribution for the Transaction with a combination of common operating partnership units and preferred operating partnership units. The Company plans to issue 15.865 million common operating partnership units valued at $160 million to seller affiliates, based on the 10-day trailing VWAP of $10.0853 per unit as of November 2, 2021, and will result in an approximate 13% pro forma seller ownership interest. The Company will also issue $50 million worth of newly designated 5.25% Series Z Preferred Units. The preferred operating partnership units will be entitled to distributions at a rate of 5.25% per annum, may be redeemed by the holder on the 10th anniversary of the issuance date and may be called by the Company at any time after the 5th anniversary of the issuance date. GIC’s 49% estimated equity contribution of $208 million will be in the form of cash.

The Company has secured a $410 million financing commitment from Bank of America and Wells Fargo Bank which will be the primary debt financing for the Transaction.

Board Composition

Pursuant to a director nomination agreement, NewcrestImage will have the right to nominate one director to the Company’s Board of Directors at closing of the Transaction.

Transaction Timing

The Transaction is expected to close late in the fourth quarter of 2021 or early in the first quarter of 2022. The Transaction remains subject to customary closing conditions and no assurances can be made that the proposed Transaction will close based on the terms outlined above if at all.

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Advisors

BofA Securities, Inc. is acting as financial advisor and Hunton Andrews Kurth is acting as legal counsel to the Company on the Transaction. Goodwin Procter, Munsch Hardt Kopf & Harr, Haynes and Boone, and Colven & Tran are acting as legal counselors to NewcrestImage.

Investor Presentation and Conference Call

The Company has posted an investor presentation that includes additional information and transaction highlights on its website at www.shpreit.com. Additionally, the Company will conduct a conference call on Thursday, November 4, 2021, at 9:00 AM ET to discuss both the transaction and its third quarter 2021 earnings results. To participate in the conference call, dial 877-930-8101 approximately ten minutes before the call begins (8:50 AM ET). The conference identification code for the call is 6195606. Additionally, a live webcast of the quarterly conference call will be available through the Company’s website, www.shpreit.com. A replay of the quarterly conference call webcast will be available until 12:00 PM ET Thursday, November 11, 2021, by dialing 855-859-2056, conference identification code 6195606. A replay will also be available in the Investor Relations section of the Company’s website until January 31, 2022.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of November 3, 2021, the Company’s portfolio consisted of 73 hotels, 61 of which are wholly owned, with a total of 11,398 guestrooms located in 23 states. Upon closing of the transaction, the Company’s portfolio will consist of 100 hotels, 61 of which are wholly owned, with a total of 15,107 guestrooms located in 24 states.

About NewcrestImage

NewcrestImage has become one of the leading hotel companies in America having transacted over 184 hotels throughout its history. It is known and respected for its unique properties and for repeatedly developing bold award-winning projects that have transformed the hospitality industry. Many of the notable properties include dual-brand hotels, the adaptive re-use of historic buildings, and “lifestyle hotel campus,” which creates vibrant mixed-use neighborhoods.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

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Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize financial and operational synergies; projections of revenues and expenses or other financial items; descriptions of the Company’s plans or objectives for future operations; forecasts of EBITDAre; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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